                                                                      Exhibit 11

                 Statement Re Computation of Per Share Earnings

Primary earnings per share were calculated as follows:

                                               Three Months Ended     Nine Months Ended
                                                 September 30,          September 30,
                                               ------------------    ------------------
                                                 1996       1995       1996       1995
                                               -------    -------    -------    -------
                                                      In Thousands
                                               Except per share amounts

Net income                                    $ 3,964    $ 4,086    $14,806    $15,682

Average shares of common stock outstanding     11,578     11,486     11,547     11,477

Add: Net shares assumed to be issued for
      dulitive stock options                      408        277        339        289
--------------------------------------------------------------------------------------
Average shares of common stock and common
 stock equivalents outstanding                 11,986     11,763     11,886     11,766
======================================================================================
Earnings per share of common stock and
 common stock equivalents                     $  0.33    $  0.35    $  1.25    $  1.33
======================================================================================


                                       16